SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the
                  Securities Exchange Act of 1934

(X)  Filed by the Registrant
( )  Filed by a Party other than the Registrant

Check the appropriate box:


( )  Preliminary Proxy Statement
( ) Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12


                         Glenayre Technologies, Inc.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                         (Glenayre logo appears here)

                          GLENAYRE TECHNOLOGIES, INC.
                            5935 Carnegie Boulevard
                        Charlotte, North Carolina 28209
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 21, 1997

     The 1997 Annual Meeting of the Stockholders of Glenayre Technologies, Inc., a Delaware corporation (the "COMPANY"), will be held at the office of the Company at 5935 Carnegie Boulevard, Charlotte, North Carolina 28209, on May 21, 1997 at 11:00 a.m., local time, for the following purposes:

     1. To elect three Class I Directors.

     2. To ratify the selection of Ernst & Young LLP as independent auditors to audit the financial statements of the Company.

     3. To transact any other business that may properly come before the 1997 Annual Meeting and any adjournment(s) thereof.

     The close of business on March 31, 1997 has been fixed as the record date for determination of stockholders entitled to notice of and to vote at the 1997 Annual Meeting and any adjournment(s) thereof.

     A Proxy Statement, a form of proxy, a Summary Annual Report to the stockholders of the Company and a Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 1996 are enclosed with this Notice.

     A list of stockholders entitled to vote at the 1997 Annual Meeting will be open to the examination of any stockholder for any purpose germane to the 1997 Annual Meeting, during ordinary business hours, for a period of 10 days prior to the 1997 Annual Meeting at the office of the Company at 5935 Carnegie Boulevard, Charlotte, North Carolina 28209.

     Stockholders are cordially invited to attend this meeting. Each stockholder, whether or not he or she expects to be present in person at the 1997 Annual Meeting, is requested to SIGN, DATE AND RETURN THE ENCLOSED PROXY in the accompanying envelope as promptly as possible.

     A stockholder may revoke his or her proxy at any time prior to voting.

                                         BY ORDER OF THE BOARD OF DIRECTORS

                                         Eugene C. Pridgen
                                         SENIOR VICE PRESIDENT AND SECRETARY

April 21, 1997

                          GLENAYRE TECHNOLOGIES, INC.

                                PROXY STATEMENT

                            THE 1997 ANNUAL MEETING

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of the Company of proxies for use at the 1997 Annual Meeting of Stockholders of Glenayre Technologies, Inc. (the "COMPANY" or "GLENAYRE") to be held at the office of the Company at 5935 Carnegie Boulevard, Charlotte, North Carolina 28209, on May 21, 1997 at 11:00 a.m., local time, and at any adjournment(s) thereof.

VOTING AND RECORD DATE

     As of March 31, 1997, the record date for the determination of stockholders of the Company entitled to notice of and to vote at the 1997 Annual Meeting, the Company had 60,197,344 shares of common stock, $.02 par value ("COMMON STOCK"), outstanding and entitled to vote. Each holder of Common Stock at the close of business on March 31, 1997 will be entitled to one vote for each share so held of record. All votes at the 1997 Annual Meeting specified in this Proxy Statement will be by written ballot.

     Under rules followed by the National Association of Securities Dealers, Inc., brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors. With respect to the other proposals presented to stockholders, no broker may vote shares held for customers without specific instruction from such customers. One-third of the total outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

SOLICITATION OF PROXIES

     Any stockholder giving a proxy for the 1997 Annual Meeting may revoke it at any time prior to the voting thereof by giving written notice to the Chairman or the Secretary of the Company by filing a later-dated proxy with either of them prior to the commencement of the 1997 Annual Meeting or by voting in person at the 1997 Annual Meeting. Proxies and notices of revocation should be mailed or delivered to American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, New York 10005 for receipt by American Stock Transfer & Trust Company no later than two business days prior to the 1997 Annual Meeting, or should be deposited with the Chairman or the Secretary of the Company immediately prior to the commencement of the 1997 Annual Meeting.

     All shares of stock represented by proxies will be voted at the 1997 Annual Meeting, and at any adjournment(s) thereof, as specified therein by the persons giving the proxies. If no direction is given, the proxy will be voted to elect the nominees listed under "ELECTION OF DIRECTORS," to ratify the selection of Ernst & Young LLP as independent auditors and in the discretion of the holders of the proxies on all other matters properly brought before the 1997 Annual Meeting and any adjournment(s) thereof.

     This Proxy Statement, the Notice of the 1997 Annual Meeting (the "NOTICE") and the form of proxy were first mailed to stockholders on or about April 21, 1997. The Company's principal executive offices are located at 5935 Carnegie Boulevard, Charlotte, North Carolina 28209, telephone number (704) 553-0038.

     Solicitation of proxies is being made primarily by mail; however, there may also be further solicitation in person and by telephone at nominal cost by directors, officers, employees and agents of the Company, who will receive no additional compensation therefor. The Company will bear all costs of soliciting proxies including charges made by brokers and other persons holding stock in their names or in the names of nominees for reasonable expenses incurred in sending proxy material to beneficial owners and obtaining their proxies.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 7, 1997, certain information with respect to Common Stock beneficially owned by each director of the Company, by the Chief Executive Officer and the Company's five other highest paid executive officers (collectively, the "NAMED EXECUTIVE OFFICERS"), by all current directors and executive officers of the Company as a group, and by each person known to the Company as of March 7, 1997 to beneficially own more than 5% of such Common Stock. The information, including Percent Outstanding, includes shares subject to stock options exercisable within 60 days of March 7, 1997.

                                                                        AMOUNT AND
                                                                          NATURE
                                                                       OF BENEFICIAL          PERCENT
NAME OF BENEFICIAL OWNER                                               OWNERSHIP (1)        OUTSTANDING
Ramon D. Ardizzone                                                          67,465   (2)        *
Gary B. Smith                                                               97,901   (3)        *
Clarke H. Bailey                                                           826,875   (4)         1.36%
Donald S. Bates                                                              1,096   (5)        *
Peter W. Gilson                                                                -0-              *
John J. Hurley                                                             197,398   (6)        *
Stephen P. Kelbley                                                             300   (7)        *
Kenneth C. Thompson                                                         93,939   (8)        *
Stanley Ciepcielinski                                                       60,450   (9)        *
Russ K. Allen                                                               66,298   (10)       *
Lee M. Ellison                                                              40,756   (11)       *
All directors and executive officers as a group (18 Persons)             1,766,612   (12)        2.86%
Massachusetts Financial Services Company (13)                            7,275,674              12.09%
Cramer Rosenthal McGlynn, Inc. (14)                                      4,044,222               6.72%
T. Rowe Price Associates, Inc. (15)                                      3,690,000               6.13%
State of Wisconsin Investment Board (16)                                 5,153,200               8.56%

  * Does not exceed 1%.

 (1) All shares are owned with sole voting and dispositive power except as otherwise noted.

 (2) Includes the presently exercisable right to acquire 50,000 shares pursuant to the Company's Long-Term Incentive Plan (the "1991 PLAN") and 16,667 shares pursuant to the 1996 Incentive Stock Plan (the "1996 PLAN").

 (3) Includes the presently exercisable right to acquire 66,000 shares pursuant to the 1991 Plan and 31,667 shares pursuant to the 1996 Plan.

 (4) Includes the presently exercisable right to acquire 826,875 shares pursuant to the 1991 Plan.

 (5) Includes 539 shares held by Mr. Bates' wife.

 (6) Includes the presently exercisable right to acquire 37,500 shares pursuant to the 1991 Plan.

 (7) Includes 300 shares owned by Mr. Kelbley's wife.

 (8) Includes the presently exercisable right to acquire 81,027 shares pursuant to the 1991 Plan and 11,667 shares pursuant to the 1996 Plan.

 (9) Includes the presently exercisable right to acquire 48,625 shares pursuant to the 1991 Plan and 11,667 shares pursuant to the 1996 Plan.

(10) Includes the presently exercisable right to acquire 53,750 shares pursuant to the 1991 Plan and 8,334 shares pursuant to the 1996 Plan.

(11) Includes the presently exercisable right to acquire 32,000 shares pursuant to the 1991 Plan and 8,334 shares pursuant to the 1996 Plan.

(12) Includes the presently exercisable right to acquire 1,374,777 shares pursuant to the 1991 Plan and 144,006 shares pursuant to the 1996 Plan.

(13) The address of Massachusetts Financial Services Company ("MFS") is 500 Boylston Street, Boston, MA 02116. This information is provided as of March 7, 1997 and is based on information provided by MFS to the Company. MFS has sole voting power with respect to 7,046,774 shares.

(14) The address of Cramer Rosenthal McGlynn, Inc., an investment management firm ("CRM"), is 707 Westchester Avenue, White Plains, New York 10604. The information with respect to the holdings of CRM is provided as of December

     31, 1996 and is based on information provided by CRM to the Company. CRM has shared voting and dispositive power with respect to such shares.

(15) The address of T. Rowe Price Associates ("T. Rowe Price") is 100 East Pratt Street, Baltimore, MD 21202. This information is provided as of March 7, 1997 and is based on information provided by T. Rowe Price to the Company.
     T. Rowe Price has sole voting power with respect to 90,000 shares.

(16) The address of State of Wisconsin Investment Board ("Wisconsin Investment") is P.O. Box 7842, Madison, WI 53707. This information is provided as of March 7, 1997 and is based on information provided by Wisconsin Investment to the Company.

                      EXECUTIVE OFFICERS OF THE REGISTRANT

     Following are the persons who were the executive officers of Glenayre as of March 1997, their ages, their current titles and their positions held during the last five years:

     Ramon D. Ardizzone; age 59; Chairman of the Board of Directors of the Company since June 1996; President of the Company from December 1994 to June 1996; Chief Executive Officer of the Company from May 1995 through December 1996; Acting Chief Executive Officer of the Company from December 1994 to May 1995; Director of the Company since November 1992; Chief Operating Officer of the Company from June 1994 to December 1994; Acting Chief Operating Officer of the Company from May 1994 to June 1994; Executive Vice President of the Company from November 1992 to December 1994; and Executive Vice President of the Company in charge of Sales and Marketing from November 1992 to May 1994. Executive Vice President -- Sales and Marketing of Glentel, Inc. (from which the Company acquired the telecommunications equipment and related software business (the "GEMS Business") in 1992) from August 1988 to November 1992; President of Aerotron, Inc., a land-mobile radio manufacturing company from 1986 to 1988; and employed by General Electric Company in various management positions from 1956 to 1986.

     Gary B. Smith; age 38; Director and President of the Company since June 1996; Chief Executive Officer of the Company since January 1997; Chief Operating Officer of the Company from June 1996 to January 1997; Executive Vice President of the Company from September 1994 to June 1996; General Manager, Wireless Messaging group of the Company since February 1995; Chief Technical Officer of the Company from September 1994 to February 1995; and various engineering management positions with the Company or the GEMS Business from 1983 to September 1994.

     Kenneth C. Thompson; age 50; Executive Vice President, Business Operations, of the Company from November 1996 through March 1997; Executive Vice President of the Company and General Manager, Voice and Data Technologies Group from February 1995 to November 1996; and various marketing management positions with the Company or the GEMS Business from December 1990 to February 1995. General Manager of a division of Science Application International Corporation from December 1987 to December 1990.

     Stanley Ciepcielinski; age 40; Executive Vice President, Finance and Administration Operations of the Company since February 1995; Executive Vice President and Chief Financial Officer of the Company since January 1993; Treasurer of the Company since April 1993; and Secretary of the Company from April 1993 to March 1997. Director of Finance for the Transformer Business Unit of Square D Company from 1989 to 1992; and Corporate Accounting Manager of Alcatel, Inc. from 1984 to 1989.

     Eugene C. Pridgen; age 51; Senior Vice President and General Counsel of the Company since December 1996; and Secretary of the Company since March 1997. Attorney, Kennedy Covington Lobdell & Hickman, L.L.P., from 1978 to 1996 (partner from 1984 to 1996).

     Beverley W. Cox; age 39; Senior Vice President, Human Resources, of the Company since November 1996; Vice President, Human Resources, of the Company from February 1995 to November 1996; Corporate Director-Human Resources with the Company from November 1993 to February 1995. Various human resource management positions with Cadmus Communications, Inc. from July 1989 to November 1993.

     Billy C. Layton; age 50; Vice President of the Company since December 1995; Controller and Chief Accounting Officer of the Company since November 1992; and various accounting management positions with the GEMS Business from December 1990 to November 1992.

     Russ K. Allen; age 56; Executive Vice President, Corporate Sales of Glenayre Electronics, Inc., a wholly-owned subsidiary of the Company ("GEI") since November 1996; Executive Vice President, Field Sales and Support Operations of the

Company from February 1995 to November 1996; and various sales management positions with the Company of the GEMS Business from 1985 to February 1995.

     Lee M. Ellison; age 42; Senior Vice President, International Operations of GEI since November 1996; and various sales management positions with the Company or the GEMS Business from July 1985 to November 1996.

     Mats Gerschman; age 46; Senior Vice President, Operations and Manufacturing of GEI since November 1996 and various manufacturing management positions with the Company or the GEMS Business since 1987. Employed by the Ericsson Group in various management positions from 1975 to 1987.

     Dan H. Case; age 45; President and General Manager -- Integrated Network group of GEI since November 1996; and various management positions with the Company or the GEMS Business since January 1985.

     James W. Marion; age 36; President and General Manager -- Wireless Messaging group of GEI since November 1996; and various management positions with the Company from September 1993 to November 1996. Employed by NEC America, Mobile Radio Division in various management positions from 1984 to September 1993.

     Michael J. Gresham; age 47; President and General Manager -- Wireless Interconnect group of GEI since November 1996. Employed by Western Multiplex Corporation (acquired by the Company in April 1995) in various management positions since June 1984.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors presently consists of nine members. The Company's Certificate of Incorporation and By-laws provide that the Board of Directors shall be divided into three classes, each consisting, as nearly as may be possible, of one-third of the total number of directors, for terms of three years. At the 1997 Annual Meeting, three Class I Directors are to be elected. The Board of Directors has nominated Clarke H. Bailey, Donald S. Bates and Peter
W. Gilson for election as Directors to serve for three-year terms expiring at the Annual Meeting of Stockholders in 2000, and until their respective successors shall have been elected and qualified. All nominees are now serving as directors of the Company.

     The Board of Directors recommends a vote FOR all of the nominees. The affirmative vote of a plurality of shares voted is required for the election of the nominees by the holders of the shares entitled to vote at a meeting at which a quorum is present. Provided a quorum is present, abstentions and shares not voted are not taken into account in determining a plurality. The shares represented by the proxies which the Board of Directors receives will be voted for the election of the three nominees in the absence of contrary instructions. Each of the nominees has indicated his willingness to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable. In the event that a vacancy arises among such nominees by death or any other reason prior to the 1997 Annual Meeting, the proxy may be voted for a substitute nominee or nominees designated by the Board of Directors.

     Biographical information follows for each person nominated and each person whose term as a director will continue after the 1997 Annual Meeting. The information concerning the directors and nominees has been furnished by them to the Company.

     NOMINEES FOR ELECTION AS CLASS I DIRECTORS AT THE 1997 ANNUAL MEETING

NAME                     AGE              POSITIONS WITH COMPANY, BUSINESS EXPERIENCE AND OTHER DIRECTORSHIPS
Clarke H. Bailey         42    Director of the Company since December 1990; Chairman of the Executive Committee since
                               March 1994; Vice Chairman of the Company from November 1992 to June 1996; Chief Executive
                               Officer of the Company from December 1990 to March 1994; and Acting Chief Executive
                               Officer of the Company from May 1994 to December 1994. Chairman and Chief Executive
                               Officer of United Acquisition Company and its parent, United Gas Holding Corporation, since February 1995; Chairman of Arcus, Inc. since July 1995; Co-Chairman of Hudson River
                               Capital L.L.C. since February 1995; and a variety of capacities for the investment banking firm of Oppenheimer & Co., Inc. from March 1984 to December 1990, most recently as Managing Director and head of the Principal Investments Department. Director of
                               Connectivity Technologies, Inc. and Swiss Army Brands, Inc.
Donald S. Bates          68    Director of the Company since January 1997. Private consultant in the electronics and telecommunications industry since 1988. President of Piezo Electric Co. from 1984 to
                               1988. President of United Telecom Computer Group, Inc. from 1981 to 1983. Employed by
                               General Electric Company from 1951 to 1981 where he held several managerial positions in electronics, communications and computing services retiring as Senior Vice President and
                               Group Executive. Director of 3D Systems Corporation.
Peter W. Gilson          56    Director of the Company since March 1997. President, Chief Executive Officer and Director
                               of Physician Support Systems, Inc. since 1991; President, Chief Executive Officer and
                               Chairman of the Board of Warrington Group, Inc. from 1988 to 1991; Chief Operating
                               Officer of the Timberland Company from 1986 to 1988; President of the Goretex Fabrics
                               Division of W.L. Gore & Associates from 1978 to 1986. Director of Swiss Army Brands, Inc.
                               and Sweetwater, Inc.


                   DIRECTORS CONTINUING IN OFFICE AS CLASS II DIRECTORS UNTIL THE 1998 ANNUAL MEETING

NAME                     AGE              POSITIONS WITH COMPANY, BUSINESS EXPERIENCE AND OTHER DIRECTORSHIPS

John J. Hurley           62    Director of the Company since November 1992; Vice Chairman of the Company from December
                               1994 to June 1996; President of the Company from November 1992 to December 1994; Chief
                               Operating Officer of the Company from November 1992 to March 1994; and Chief Executive
                               Officer of the Company from March 1994 to May 1994. President of Glentel, Inc. ("GEL")
                               (from which the Company acquired the telecommunications equipment and related software business (the "GEMS Business") in 1992) from July 1988 to November 1992; Director of GEL from July 1988 to June 1993; Chief Operating Officer of Antenna Specialists Company, a
                               communications antenna manufacturer from 1985 to 1988; and employed by General Electric
                               Company from 1966 to 1985, where he held several positions, including General Manager of
                               General Electric Company's cellular business. Director of Preferred Networks, Inc.
Gary B. Smith            38    Director and President of the Company since June 1996; Chief Executive Officer of the
                               Company since January 1997; Chief Operating Officer of the Company from June 1996 to
                               January 1997; Executive Vice President of the Company from September 1994 to June 1996;
                               General Manager, Wireless Messaging Group of the Company from February 1995 to June 1996;
                               Chief Technical Officer of the Company from September 1994 to February 1995; and various engineering management positions with the Company or the GEMS Business from 1983 to
                               September 1994.

                  DIRECTORS CONTINUING IN OFFICE AS CLASS III DIRECTORS UNTIL THE 1999 ANNUAL MEETING

NAME                     AGE              POSITIONS WITH COMPANY, BUSINESS EXPERIENCE AND OTHER DIRECTORSHIPS
Ramon D. Ardizzone       59    Chairman of the Board of Directors of the Company since June 1996; President of the
                               Company from December 1994 to June 1996; Chief Executive Officer of the Company from May
                               1995 through December 1996; Acting Chief Executive Officer of the Company from December
                               1994 to May 1995; Director of the Company since November 1992; Chief Operating Officer of the Company from June 1994 to December 1994; Acting Chief Operating Officer of the
                               Company from May 1994 to June 1994; Executive Vice President of the Company from November
                               1992 to December 1994; and Executive Vice President of the Company in charge of Sales and
                               Marketing from November 1992 to May 1994. Executive Vice President -- Sales and Marketing
                               of GEL from August 1988 to November 1992; President of Aerotron, Inc., a land-mobile radio manufacturing company from 1986 to 1988; and employed by General Electric Company in various management positions from 1956 to 1986. Director of Arcus, Inc. and
                               Connectivity Technologies, Inc.
Stephen P. Kelbley       54    Director of the Company since January 1997. Executive Vice President of Springs
                               Industries, Inc., a home furnishings company ("Springs") since 1991; President of
                               Springs' Diversified Home Products Group since January 1997; President of Springs'
                               Diversified Group from May 1995 to January 1997; President of Springs' Specialty Fabrics
                               Group from March 1994 to May 1995; Chief Financial Officer of Springs from 1991 to 1994.
                               Senior Vice President -- Finance of Bausch & Lomb, Inc. from 1984 to 1991. Senior Vice
                               President -- Finance & Administration of Moog Automotive, Inc. from 1982 to 1984.
                               Employed by General Electric Company from 1963 to 1982 where he held several senior financial management positions. Director of Connectivity Technologies, Inc.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETING ATTENDANCE

     The Board of Directors met three times during the last fiscal year. The Board of Directors has standing Executive, Audit, Compensation and Plan Administration Committees. The functions and membership of each are set forth below. The Board of Directors has no standing nominating committee.

     The Executive Committee currently consists of Messrs. Bailey, Ardizzone and Smith. The Executive Committee held twelve meetings during the last fiscal year. The Executive Committee exercises the full powers of the Board of Directors to the extent permitted by law between Board of Directors meetings.

     The Audit Committee currently consists of Messrs. Kelbley and Hurley. The Audit Committee met six times during the last fiscal year. The function of the Audit Committee is to review the internal accounting control procedures of the Company, review the consolidated financial statements of the Company and review with the independent public accountants the results of their audit.

     The Compensation Committee currently consists of Messrs. Bates and Gilson. The Compensation Committee met one time during the last fiscal year. The Compensation Committee exercises all powers of the Board of Directors in connection with compensation matters, other than those matters which are subject to the administration of the Plan Administration Committee.

     The Plan Administration Committee currently consists of Messrs. Hurley and Bailey. The Plan Administration Committee met two times during the last fiscal year. The function of the Plan Administration Committee is to administer the 1996 Plan, the 1991 Plan and the 1987 Stock Option Plan.

     Each member of the current Board of Directors attended 75% or more of the aggregate number of meetings of the Board of Directors and the meetings of all committees of the Board of Directors on which he served during the last fiscal year.

                                  COMPENSATION

COMPENSATION OF DIRECTORS

     In December 1996, the Board of Directors adopted a new compensation plan for non-employee directors effective January 1, 1997 in order to attract and retain high quality members. The new plan includes: (i) an annual fee of $18,000 plus $2,000 for attendance at each Board of Directors' meeting; (ii) an annual fee of $2,000 for each committee participation; and (iii) an annual fee of $2,000 for each committee chair participation except the executive committee chair position which will receive $10,000. Additionally, non-employee directors receive automatic formula-based awards of options to purchase common stock under the 1996 Plan. No fees are paid to employee directors in addition to their regular compensation. All directors are reimbursed for their reasonable travel and accommodation expenses incurred with respect to their duties as directors. Under the Company's By-laws, the Chairman of the Board is considered an officer of the Company.

EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to compensation paid to the named Executive Officers during 1996:

                           SUMMARY COMPENSATION TABLE

                                                                                                          LONG-TERM
                                                                                                         COMPENSATION
                                                                                                          NUMBER OF
                                                                    ANNUAL COMPENSATION                   SECURITIES
                                                                                          OTHER           UNDERLYING
                                                                                          ANNUAL           OPTIONS
            NAME AND PRINCIPAL                            SALARY          BONUS        COMPENSATION        GRANTED
                 POSITION                     YEAR          ($)            ($)            ($)(1)             (#)
Ramon D. Ardizzone                            1996       $350,000        $133,104              --            50,000
  Chairman of the Board of                    1995        232,738         229,430              --           187,500
  Directors of the Company(4)                 1994        196,203          78,975              --                --

Gary B. Smith                                 1996        225,577          86,474              --            95,000
  President and Chief                         1995        157,685         141,699              --            45,000
  Executive Officer of the                    1994        119,973          61,027              --           108,000
  Company (4)
Kenneth C. Thompson                           1996        190,000          72,759              --            35,000
  Executive Vice President of                 1995        147,901         132,818              --            90,000
  the Company (5)
Stanley Ciepcielinski                         1996        180,000          62,037              --            35,000
  Executive Vice President and                1995        148,571         133,580              --            37,500
  Chief Financial Officer of                  1994        121,660          47,628              --           106,625
  the Company
Russ K. Allen                                 1996        308,173         125,000              --            25,000
  Executive Vice President,                   1995        361,804          51,600              --            30,000
  Glenayre Electronics, Inc. (5,6)
Lee M. Ellison                                1996        200,058         101,000              --            30,000
  Senior Vice President,
  Glenayre Electronics, Inc.
  (6,7)

                                              ALL OTHER
            NAME AND PRINCIPAL               COMPENSATION
                 POSITION                        ($)
Ramon D. Ardizzone                            $   12,937(2)
  Chairman of the Board of                        12,937
  Directors of the Company(4)                     12,937

Gary B. Smith                                      6,000(3)
  President and Chief                              9,762
  Executive Officer of the                         9,098
  Company (4)
Kenneth C. Thompson                                6,000(3)
  Executive Vice President of                      6,000
  the Company (5)
Stanley Ciepcielinski                              6,000(3)
  Executive Vice President and                     6,000
  Chief Financial Officer of                       6,000
  the Company
Russ K. Allen                                     17,807(3)
  Executive Vice President,                       10,191
  Glenayre Electronics, Inc. (5,6)
Lee M. Ellison                                     5,686(3)
  Senior Vice President,
  Glenayre Electronics, Inc.
  (6,7)

(1) While officers enjoy certain perquisites, such perquisites do not exceed the lesser of $50,000 or 10% of such officer's salary and bonus.

(2) Includes a $6,000 matching contribution to a defined contribution plan and $6,937 term life insurance premiums paid on behalf of the executive officer.

(3) Represents a matching contribution to a defined contribution plan or a payment related to an individual investment retirement account.

(4) Mr. Ardizzone was Chairman and Chief Executive Officer and Mr. Smith was President and Chief Operating Officer at December 31, 1996.

(5) Messrs. Thompson and Allen were first elected executive officers in February 1995. Mr. Thompson resigned from the Company effective March 31, 1997.

(6) Glenayre Electronics, Inc. is a wholly-owned subsidiary of the Company.

(7) Mr. Ellison was first elected an executive officer in November 1996.

     The following table sets forth information with respect to grants of stock options to the named Executive Officers during 1996:

                             OPTION GRANTS IN 1996

                                                   INDIVIDUAL GRANTS
                         NUMBER OF
                        SECURITIES                                                                  POTENTIAL REALIZABLE VALUE
                        UNDERLYING      % OF TOTAL OPTIONS                                          AT ASSUMED ANNUAL RATES OF
                          OPTIONS           GRANTED TO         EXERCISE OR                           STOCK PRICE APPRECIATION
                        GRANTED(1)         EMPLOYEES IN         BASE PRICE        EXPIRATION             FOR OPTION TERM
        NAME                (#)                1996             ($/SHARE)            DATE               5%             10%
Ramon D. Ardizzone         50,000               4.0%             $ 23.875           12/2/2006       $   750,869    $ 1,902,838
Gary B. Smith              50,000               4.0%               46.875           6/26/2006         1,474,219      3,735,938
                           45,000               3.6%                23.75          12/10/2006           672,244      1,703,588
Kenneth C. Thompson        35,000               2.8%                23.88          11/19/2006           525,718      1,332,265
Stanley
   Ciepcielinski           35,000               2.8%                23.88          11/19/2006           525,718      1,332,265
Russ K. Allen              25,000               2.0%                23.88          11/19/2006           375,513        951,618
Lee M. Ellison              5,000               0.4%                48.38           6/18/2006           152,155        385,589
                            5,000               0.4%                23.88           6/18/2006            75,103        190,324
                           20,000               1.6%                23.88          11/19/2006           300,410        761,294

(1) Options granted under the 1996 Plan which are subject to a two-year vesting schedule with one-third vesting upon grant and the remainder vesting equally on each anniversary date of the grant. Vesting may be accelerated in certain events relating to a Change in Control of the Company, as defined.

The following table sets forth certain information with respect to the number and value of options held by the named Executive Officers at the end of 1996:

                      AGGREGATED OPTION EXERCISES IN 1996
                        AND 1996 YEAR-END OPTION VALUES

                                                                       NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                                            UNDERLYING                       IN-THE-MONEY
                                                                      UNEXERCISED OPTIONS AT                  OPTIONS AT
                        SHARES ACQUIRED                                DECEMBER 31, 1996 (#)           DECEMBER 31, 1996 ($)(1)
        NAME            ON EXERCISE (#)     VALUE REALIZED ($)     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
Ramon D. Ardizzone             37,500           $  734,250            66,667           95,833        $      -0-       $       -0-
Gary B. Smith                  36,000            1,117,501            97,667           78,333           224,251               -0-
Kenneth C. Thompson            28,150              924,268            77,694           53,333           224,384            72,570
Stanley
   Ciepcielinski               12,375              430,855            60,292           35,833           147,165               -0-
Russ K. Allen                  33,750            1,050,223            62,084           26,666           227,735               -0-
Lee M. Ellison                 24,750              716,312            40,334           19,166           188,021               -0-

(1) Represents the difference between the closing market price of the Common Stock on the Nasdaq National Market System on December 31, 1996 and the exercise price of the options.

                           10-YEAR OPTION REPRICINGS

                                                                                                                       LENGTH OF
                                                                                                                       ORIGINAL
                                                                     MARKET                                             OPTION
                                                NUMBER OF           PRICE OF         EXERCISE                            TERM
                                                SECURITIES          STOCK AT         PRICE AT            NEW         REMAINING AT
                                            UNDERLYING OPTIONS       TIME OF          TIME OF         EXERCISE          DATE OF
        NAME                 DATE              REPRICED (#)         REPRICING        REPRICING        PRICE ($)        REPRICING
Lee M. Ellison              11/19/96               5,000             $23.875          $ 48.38          $ 23.88         9.6 years
Dan H. Case                 11/19/96               7,500             $23.875          $ 48.38          $ 23.88         9.6 years
Mats Gerschman              11/19/96               7,500             $23.875          $ 48.38          $ 23.88         9.6 years
Michael J. Gresham          11/19/96               9,000             $23.875          $ 48.38          $ 23.88         9.6 years
Billy C. Layton             11/19/96               4,000             $23.875          $ 48.38          $ 23.88         9.6 years
James W. Marion             11/19/96               4,000             $23.875          $ 48.38          $ 23.88         9.6 years

EMPLOYMENT AGREEMENTS

     SMITH AGREEMENT. The Company is party to an employment agreement with Mr. Smith dated as of August 27, 1996, as amended (the "SMITH AGREEMENT"), which provides for his employment as President and Chief Executive Officer of the Company through June 26, 1998. Thereafter, the term of the Smith Agreement is automatically extended for successive two-year renewal terms unless either party gives at least 180 days prior notice to the other party of a decision not to extend the term. Mr. Smith is entitled to an annual salary ("Base Salary") of $275,000, which may be increased but not decreased based upon an annual salary review. In 1997, pursuant to the Smith Agreement, Mr. Smith shall participate in the Management by Objective Plan ("MBO Plan") and is eligible to receive an annual bonus of 52.5% to 150% of his base salary based on the performance of the Company. In 1996, Mr. Smith was entitled to and received a bonus as specified in the Smith Agreement (see "Executive Compensation-Summary Compensation" table).

     If Mr. Smith's employment is terminated by the Company before the completion of the term of the Smith Agreement without "Cause" as defined, or if Mr. Smith resigns his employment for "Good Reason" as defined, the Company is required to pay Mr. Smith a lump sum equal to two times his annual rate of Base Salary at the time of such termination. In addition, if Mr. Smith's employment is terminated because of his resignation for "Good Reason," Mr. Smith's death or his "Total and Permanent Disability" as defined, he (or his estate) is entitled to a pro rata share of the MBO Plan bonus for the fiscal year of the Company in which such termination occurs, calculated on the assumption that the results of operations and financial condition of the Company as of the termination date shall continue on the same basis through the end of such fiscal year. If Mr. Smith's employment had been terminated without "Cause" or if Mr. Smith resigned for "Good Reason," as of March 31, 1997, payments under the Smith Agreement would have been $550,000 and $601,563, respectively. If Mr. Smith's employment terminates upon expiration of the term of the Smith Agreement, the Company must pay Mr. Smith a lump sum equal to 50% of the annual rate of Base Salary being paid to him at the time of such termination unless he refuses to negotiate with the Company for a renewal agreement substantially similar to the Smith Agreement.

     Mr. Smith is entitled to terminate his employment upon a "Change in Control" of the Company as defined in the Smith Agreement. The definition of "Change in Control" includes: (i) the acquisition by any person of 25% or more of the Company's Common Stock, which acquisition is not supported by Mr. Smith; or (ii) a material change in the composition or character of the Board of Directors, including (i) the replacement of a majority of the incumbent Directors with Directors not supported by Mr. Smith and (ii) the election at any meeting of the stockholders of a majority of Directors standing for election who have not been supported by Mr. Smith. In the event of such termination, Mr. Smith would be entitled to the same benefits that he would receive in the event of his resignation for "Good Reason."

     ARDIZZONE AGREEMENT. The Company is party to an employment agreement with Mr. Ardizzone dated as of June 21, 1995, as amended (the "ARDIZZONE AGREEMENT"), which provides for him to serve as Chairman of the Board of Directors of the Company through December 31, 1997. The other terms and conditions of the Ardizzone Agreement are substantially the same as those contained in the Smith Agreement, except that Mr. Ardizzone's base salary is $250,000, Mr. Ardizzone is eligible to receive an annual bonus of 37.5% to 100% of his base salary, Mr. Ardizzone is entitled to a $200,000 payment upon any termination of his employment on account of his "Total and Permanent Disability" and Mr. Ardizzone is not entitled to receive a lump sum equal to 50% of the annual rate of his base salary if his employment terminates upon expiration of the term of the Ardizzone Agreement. If Mr. Ardizzone's employment had been terminated other than for "Cause" or if Mr. Ardizzone resigned for "Good Reason," as of March 31, 1997, payments under the Ardizzone Agreement would have been $500,000 and $531,250, respectively. Mr. Ardizzone and his dependents are entitled to participate in the Company's Retiree Medical Plan upon termination of his employment for any reason.

     EXECUTIVE SEVERANCE BENEFIT AGREEMENTS. The Company is party to an agreement with Mr. Ciepcielinski (the "CIEPCIELINSKI AGREEMENT"), dated February 1, 1995 which entitles Mr. Ciepcielinski to certain benefits if a "Change in Control" occurs and if Mr. Ciepcielinski's employment is terminated within three years after the "Change in Control" for any reason other than for Mr. Ciepcielinski's (i) death; (ii) disability; (iii) retirement; (iv) termination for "Cause" as defined in the Ciepcielinski Agreement; or (v) voluntary termination other than for "Good Reason" as defined in the Ciepcielinski Agreement.

     The definition of "Change in Control" is similar to that under the Smith Agreement above. In the event of such termination, the Company shall pay Mr. Ciepcielinski a lump sum equal to (i) 140% of the greater of the base salary in effect on such termination date or in effect on the date immediately preceding the "Change in Control" date and (ii) a pro rata share of any bonus in which Mr. Ciepcielinski participates for the fiscal year in which such termination occurs.

     An Executive Severance Benefit Agreement, dated February 1, 1995 between the Company and Russ K. Allen is identical, in all material respects, to the Ciepcielinski Agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year, the following served on the Compensation Committee:
Messrs. Gray and Rosenthal; and the following served on the Plan Administration
Committee: Messrs. Rosenthal, Skidmore, and Israel. Mr. Hurley, who served as an executive officer of the Company from November 1992 to June 1996, was appointed to the Plan Administration Committee in January 1997. Mr. Bailey, who served as an executive officer of the Company from December 1990 to June 1996, was appointed to the Plan Administration Committee in March 1997.

REPORT OF THE COMPENSATION AND PLAN ADMINISTRATION COMMITTEES ON EXECUTIVE COMPENSATION

     The Company's Board of Directors approves all compensation decisions (other than with respect to stock options) with regard to executive officers, including the Chief Executive Officer, based on recommendations from the Compensation Committee. The Compensation Committee is responsible for the establishment of all compensation and benefit programs, excluding the Company's 1987 Stock Option Plan (the "1987 Plan"), the 1991 Plan and the 1996 Plan, as well as the overall monitoring of those programs. The Plan Administration Committee is responsible for administering the 1996 Plan, the 1991 Plan and the 1987 Plan. The Company's compensation philosophy and executive compensation programs are discussed in this report.

     EXECUTIVE COMPENSATION PHILOSOPHY. In general, executive officers who are in a position to make a substantial contribution to the success and growth of the Company should have interests similar to those of the stockholders. Executive officers should be motivated by and benefit from increased stockholder value. Therefore, the Company believes that executive officers should hold a meaningful equity position in the Company through the purchase of Common Stock and/or the award of options to purchase Common Stock.

     The Company also believes that a significant percentage of an executive officer's cash compensation, consisting of salary and bonus, should be based on performance ranked in the following order: corporate, function and individual performance. Again, the Company's objective is to align the financial interests of the executive officers with those of the Company's stockholders.

     The Company's Board of Directors believes that the executive compensation program must be competitive with those of other companies of comparable size and complexity in order to attract, retain and motivate talented individuals.

     EXECUTIVE COMPENSATION PROGRAM. The Company's compensation program consists of base salary, annual incentive bonus (paid in cash) and long-term incentives, generally in the form of Common Stock and options to purchase Common Stock.

          BASE SALARY. The Compensation Committee generally reviews and determines the relative levels of base salary for executive officers on an annual basis. In determining the levels of base salary for an executive officer, the Compensation Committee considers relative levels of responsibility, individual and Company performance and cost of living increases.

          ANNUAL INCENTIVE COMPENSATION. During 1996, executive officers participated in the MBO Plan, the Company's annual incentive cash bonus program. The goal of the MBO Plan is to motivate and provide incentive to the key managers of the Company to maximize profits. The MBO Plan provides for the payment of quarterly cash awards to corporate executive officers based 70% on target Company earnings and 30% on the achievement of individual objectives and to operating executive officers based 20% on target Company earnings, 30% on individual objectives and 50% on the individual's sector target performance. If 100% of the 1997 target Company earnings objective is reached and all the individual objectives are achieved, the maximum potential bonuses range from 30% to 75% of each corporate executive officer's base annual salary. If 100% of the 1997 target Company earnings objective and the individual's sector target performance are reached and all the individual objectives are achieved, the maximum potential bonuses range from 50% to 65% of each operating executive officer's base annual salary. MBO Plan payout percentage of each corporate executive officer's base annual salary varies proportionately as a result of the Company attaining at a minimum 70% up to a maximum of 200% of target Company earnings. MBO Plan payout percentage of each operating executive officer's base salary varies proportionately as a result of the Company attaining at a minimum 70% of the target Company earnings and also varies proportionately as a result of the individual's sector attaining at a minimum 70% of the individual's sector target performance, up to a maximum of 200% of target Company earnings. The cash awards based on individual objectives are not subject to attaining target Company earnings or sector target performance, but may increase if the Company exceeds 100% of target Company earnings.

          CHIEF EXECUTIVE OFFICER COMPENSATION. Mr. Ardizzone served as Chief Executive Officer from May 1995 through December 1996. In accordance with the Ardizzone Agreement, Mr. Ardizzone participated in the MBO Plan in 1996 and received a bonus of $133,104 based on the operating earnings of the Company in 1996.

          LONG-TERM INCENTIVES. On May 22, 1996, the Company established the 1996 Plan to provide for various types of equity-related awards to (i) promote the success and enhance the value of the Company by linking the personal interests of participants to those of the Company's stockholders, and by providing participants with an incentive for outstanding performance and (ii) provide flexibility to the Company in its ability to motivate, attract and retain the services of participants upon whose judgment, interest and special effort the successful conduct of its operation largely is dependent.

          Under the 1996 Plan, the Plan Administration Committee has the discretion to determine who will be given awards in any year, the types of awards to be made (such as stock options, SARs, restricted stock or other awards) and the number of shares of Common Stock to be covered by a particular award. In determining whether to make an award to a particular executive officer and the size of such award, the Plan Administration Committee considers the executive officer's level of responsibility within the Company, prior awards made to the executive officer, individual and Company performance and the amount of the executive officer's other compensation components. In December 1996, due to a significant decline in the market price of the Company's Common Stock, the Plan Administration Committee reduced the exercise price to $23.88 per share on options to purchase shares at $48.38 per share to restore the incentive value of such options granted earlier in 1996 to Mr. Ellison and certain other officers. For information related to options granted to the named Executive Officers in 1996, see "Options Granted in 1996" and "10-Year Option Repricings" tables.

     The Revenue Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986 (the "Code"). Code Section 162(m) provides that compensation paid to a company's chief executive officer and the four other highest paid executive officers employed by the company at year-end will not be deductible by the company for federal income tax purposes to the extent such compensation exceeds $1.0 million. Code Section 162(m) excepts from this limitation certain "performance-based compensation."

     Although base salary and bonuses paid to the named Executive Officers have traditionally been well under $1.0 million, compensation from the exercise of stock options can cause a named Executive Officer to have compensation in excess of $1.0 million. However, all options granted to the named Executive Officers prior to October 1993 are exempt from Code Section 162(m) under a "grandfather" provision. In May 1994, the Company's stockholders approved an amendment to the terms of the 1991 Plan so that, among other things, awards from that date under the 1991 Plan qualified as "performance-based compensation." Under the terms of the 1996 Plan, awards may qualify as "performance-based compensation."

     This report is submitted by the Compensation Committee and the Plan Administration Committee which currently consists of the following members:

COMPENSATION COMMITTEE        PLAN ADMINISTRATION
                              COMMITTEE
Donald S. Bates, Chairman     John J. Hurley, Chairman
Peter W. Gilson               Clarke H. Bailey

PERFORMANCE GRAPH

     The following graph compares the cumulative total return on $100 invested on December 31, 1991 in each of the Company's Common Stock, the Standard & Poor's 500 Stock Index, the Standard & Poor's Communication Equipment Manufacturers Index and the Nasdaq-100 Index at the end of each fiscal year through 1996. The returns are calculated assuming the reinvestment of dividends. The Company has not paid any cash dividends during the period covered by the graph below. The Company entered the telecommunications equipment and related software business in November 1992. Before November 1992, the Company was variously engaged in the oil and gas pipeline construction business and the real estate business. The stock price performance shown on the graph below is not necessarily indicative of future stock price performance.

                       (Performance Graph presented here
                          using data in table below)

                           INDEXED/CUMULATIVE RETURNS

 COMPANY/
INDEX NAME     1991     1992      1993       1994       1995       1996
Glenayre       $100     $177     $1,004     $1,333     $3,232     $1,679
S&P 500         100      108        118        120        165        203
S&P CEMI        100      108        104        118        177        207
Nasdaq-100      100      109        120        122        174        248

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires that directors and officers of the Company and persons who beneficially own more than 10% of the Common Stock file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock of the Company. Directors, officers and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports, and amendments thereto, furnished to the Company and written representations that no other reports were required, during 1996 all reports required by Section 16(a) to be filed by its directors, officers and greater than 10% beneficial owners were filed on a timely basis.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected Ernst & Young LLP as independent auditors to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 1997. This selection is being presented to the stockholders for their ratification or rejection at this Annual Meeting.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so, and the representatives are expected to be available to respond to appropriate questions.

     The Board of Directors recommends a vote FOR the ratification of the selection of Ernst & Young LLP as independent auditors to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 1997, and proxies solicited by the Board of Directors will be so voted unless stockholders specify a different choice.

     If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent auditors will be reconsidered by the Board of Directors.

                           PROPOSALS OF STOCKHOLDERS

     Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders to be held in 1998 must be received in writing by the Secretary of the Company no later than December 22, 1997 to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

     The Board of Directors does not know of any matters to be presented at the 1997 Annual Meeting other than those set forth in the Notice. However, if any other matters do come before the 1997 Annual Meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

*******************************************************************************
                                    APPENDIX
*******************************************************************************

PROXY                                              GLENAYRE TECHNOLOGIES, INC.
                                                     5935 Carnegie Boulevard
                                                 Charlotte, North Carolina 28209

                      PROXY SOLICITED BY AND ON BEHALF OF
             THE BOARD OF DIRECTORS OF GLENAYRE TECHNOLOGIES, INC.
The undersigned hereby appoints Ramon D. Ardizzone, Gary B. Smith and Stanley Ciepcielinski, and each of them, as Proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of Glenayre Technologies, Inc. held by the undersigned on March 31, 1997 at the 1997 Annual Meeting of Stockholders to be held at the office of the Company at 5935 Carnegie Boulevard, Charlotte, North Carolina 28209 on May 21, 1997 at 11:00 a.m., local time, and at any adjournment(s) thereof.
1. ELECTION OF DIRECTORS.

        [ ] FOR ALL NOMINEES LISTED BELOW                       [ ] WITHHOLD AUTHORITY
   (EXCEPT AS MARKED TO THE CONTRARY BELOW)          (TO VOTE FOR ALL NOMINEES LISTED BELOW)

TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME:
            Clarke H. Bailey      Donald S. Bates      Peter W. Gilson
2. PROPOSAL TO APPROVE THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY.
               [ ] FOR               [ ] AGAINST              [ ] ABSTAIN
3. In their discretion, the Proxies each are authorized to vote upon such other business as may properly come before the 1997 Annual Meeting and at any adjournment(s) thereof.

This proxy when properly executed will be
voted in the manner directed by the
undersigned stockholder. IF NO DIRECTION IS
MADE WITH RESPECT TO ANY PROPOSAL, THIS
PROXY WILL BE VOTED "FOR" THE ELECTION OF
ALL NOMINEES AND "FOR" PROPOSAL 2.
Receipt of the Notice of the 1997 Annual
Meeting and accompanying Proxy Statement is
hereby acknowledged.                         Dated:                       , 1997
                                             (Signature of Stockholder)
                                             (Signature of Joint Stockholder, if
                                             any)
                                             Please check box if you intend to
                                             be present at the meeting: [ ]
                                             IMPORTANT: Please date this proxy
                                             and sign exactly as your name
                                             appears hereon. If stock is held
                                             jointly, both holders should sign.
                                             Executors, administrators,
                                             trustees, guardians and others
                                             signing in a representative
                                             capacity should give full title.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.